UNITED STATES

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AFFYMETRIX, INC.

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AFFYMETRIX, INC.

3420 Central Expressway

Santa Clara, California 95051

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 31, 2016

This is a supplement to the proxy statement dated February 24, 2016 (the “proxy statement”) of Affymetrix, Inc. (“Affymetrix,” “we,” “our” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held at the offices of Affymetrix, 3380 Central Expressway, Santa Clara, California 95051, on March 31, 2016 at 9:00 a.m., local time. The purpose of the special meeting is (1) to consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of January 8, 2016, among Affymetrix, Thermo Fisher Scientific Inc. (“Thermo Fisher”), and White Birch Merger Co., a wholly owned subsidiary of Thermo Fisher (“merger sub”), as it may be amended from time to time (the “merger agreement”), pursuant to which merger sub will be merged with and into Affymetrix, with Affymetrix surviving the merger as a wholly owned subsidiary of Thermo Fisher (the “merger”); (2) to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement; and (3) to consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Affymetrix’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Compensation Proposal” of the proxy statement. The Affymetrix Board of Directors (the “Board”) previously established February 18, 2016 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The Board approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Affymetrix. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT, FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND FOR THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER. IF YOU HAVE NOT ALREADY SUBMITTED A PROXY FOR USE AT THE SPECIAL MEETING YOU ARE URGED TO DO SO PROMPTLY. NO ACTION IN CONNECTION WITH THIS SUPPLEMENT TO THE PROXY STATEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. INFORMATION ABOUT VOTING OR REVOKING A PROXY APPEARS ON PAGES 15-16 OF THE PROXY STATEMENT.

Supplemental Disclosures

In light of recent developments, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you and in the previously filed supplements to such proxy statement. This supplemental information should be read in conjunction with the proxy statement and such supplements, which we urge you to read in their entirety. To the extent that information herein differs from or updates information contained in the proxy statement or such supplements, the information contained herein is more current. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from such supplements or this supplement. The additional disclosures are as follows:

(1) Supplement to “Questions and Answers About the Merger”

The following disclosure supplements and is to be inserted after the sixteenth paragraph under the section “Questions and Answers About the Merger” on page 2 of the proxy statement.

Q: Why did the Board decide to reject the proposal from Origin Technologies Corporation, LLC (“Origin”)?

A: After the Board determined on March 22 that the proposal made by Origin could reasonably be expected to lead to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”) and that failure to engage in discussions and negotiations with, and provide information to, Origin regarding Origin’s proposal reasonably could be expected to be inconsistent with the Board’s fiduciary duties under Delaware law, Affymetrix and its advisors devoted extensive time and resources to discuss and negotiate Origin’s proposal with Origin and its advisors. On March 28, after receiving a report from Affymetrix’ advisors regarding the discussions and negotiations with Origin regarding its proposal since March 22, the Board reevaluated the terms of Origin’s proposal and the merger with Thermo Fisher on a risk-weighted basis. While the Board found the $3.00 per share premium proposed in Origin’s proposal, taken by itself, to be attractive, after engaging with Origin, the Board determined that the risks to initiating and consummating a potential transaction with Origin outweighed the facially higher amount of the Origin proposal. The Board determined that Origin’s proposal did not constitute a “superior proposal” and could not reasonably be expected to lead to a “superior proposal.”

Please see the section of the proxy statement titled “The Merger—Background of the Merger” for more information.

(2) Supplement to “The Merger—Background of the Merger”

The following disclosure supplements and is to be inserted after the thirty-second paragraph under the heading “Background of the Merger” on page 22 of the proxy statement.

On March 20, Affymetrix issued a press release acknowledging the receipt of an unsolicited written non-binding proposal from Origin on March 18 to acquire all outstanding shares of Affymetrix for $16.10 per share in cash and disclosing the Board’s determination that, in light of the funding shortfall inherent in the proposal, the proposal does not constitute, and could not reasonably be expected to lead to, a “superior proposal.” The Board did not consider other aspects of the Origin proposal.

On March 21, Origin issued a press release reiterating its goal of acquiring Affymetrix and sent to the Board a letter addressing the funding shortfall, together with a revised letter from SummitView Capital regarding its intended commitment of $1.85 billion of potential financing (the “March 21 Proposal”). In the letter, Origin also stated that Origin’s diligence would be confirmatory and completed in less than two weeks and its commitment to cooperate with CFIUS. Origin also indicated that it anticipated a merger agreement would be subject to “customary closing conditions.”

Following receipt of the March 21 Proposal, Affymetrix scheduled a Board meeting for March 22.

In the afternoon on March 22, shortly before the Board meeting, Affymetrix received a new unsolicited written non-binding proposal from Origin to acquire all outstanding shares of Affymetrix for $17.00 per share in cash, on terms and conditions including $2.0 billion of potential financing from a consortium led by SummitView Capital (the “March 22 Proposal”). The financing consortium would be capitalized with a combination of equity contributions from certain Chinese investment funds and debt financing from certain Chinese banks, with SummitView providing the full amount of the financing if the equity or debt financing from other parties were not available. The March 22 Proposal also reflected certain additional terms and conditions, including a $100.0 million reverse termination fee that would be supported by a letter of credit “to demonstrate confidence in [its] ability to satisfy [its] financial obligations” and a “hell or high water” covenant to obtain any and all regulatory approvals.

Representatives of Morgan Stanley, at Affymetrix management’s instruction, contacted representatives of J.P. Morgan, Thermo Fisher’s financial advisor, to determine whether Thermo Fisher would increase the merger consideration to be paid under the Thermo Fisher merger agreement. J.P. Morgan reported that Thermo Fisher was not willing to increase the merger consideration to be paid under the merger agreement. J.P. Morgan also indicated that Thermo Fisher would reserve all rights under the merger agreement in the event of an adverse recommendation change by Affymetrix, including in the event of Affymetrix’ failure to recommend against Origin’s proposal within ten business days.

At approximately the same time, representatives of Davis Polk, counsel to the Company, reached out to representatives of Wachtell Lipton, counsel to Thermo Fisher, to convey that the Board would be meeting to consider whether to engage with Origin and that the time was ripe for consideration of a price increase by Thermo Fisher. Davis Polk also asked whether Thermo Fisher would be willing to grant a limited waiver of the no-shop covenant in the merger agreement to enable Affymetrix to engage with Origin without first determining that the March 22 Proposal could reasonably be expected to lead to a “superior proposal.” Representatives of Wachtell Lipton reported back that Thermo Fisher was unwilling to grant Affymetrix’ request for a limited waiver. Wachtell Lipton also indicated that Thermo Fisher intended to reserve its rights under the merger agreement, including in the event Affymetrix had not definitively rejected Origin’s proposal by April 1, and with respect to any delay of the stockholder meeting in view of the Company’s obligation to hold the meeting promptly and use reasonable best efforts to obtain stockholder approval. Davis Polk reserved Affymetrix’ rights under the merger agreement as well.

Later that afternoon, the Board met to review and discuss recent developments, including the March 22 Proposal. Affymetrix management, financial and legal advisors were also present. Representatives from Davis Polk and Richards, Layton & Finger, P.A., Delaware counsel to Affymetrix, reviewed the legal standards applicable to the Board’s conduct, including fiduciary duty standards under Delaware law and the standard for potential engagement with Origin under the Thermo Fisher merger agreement.

The Board reviewed the March 22 Proposal in detail with input from Affymetrix management and its financial and legal advisors, who informed the Board of their respective discussions with Thermo Fisher’s financial and legal advisors regarding possible amendments to or waivers under the merger agreement. The Board discussed various aspects of the March 22 Proposal, including the 21.4% premium reflected in the March 22 Proposal as compared to the Thermo Fisher merger. The Board discussed that the March 22 Proposal did not on its face address many important questions relating to certainty, enforceability and timing. Among other things, the Board noted that Origin had not provided a proposed markup of the merger agreement or provided copies of its financing arrangements. The Board also noted that the March 22 Proposal appeared to acknowledge and reflect Origin’s proposed approach to addressing CFIUS risk, and that the Board would need to be advised on the risks and timing implications of CFIUS review. The Board further noted the lack of detail on the terms of the proposed reverse termination fee and indicated their need to understand the risks associated with being able to enforce a merger agreement against and collect damages from a shell company and/or foreign financing parties that may not have significant assets in the United States. The Board considered that these risks could be addressed if the purchase price and other necessary funds were deposited in a U.S. escrow account at the time of entering into a merger agreement, through letter of credit arrangements drawn on a U.S. bank or potentially through other mechanisms.

Management also summarized the substance of discussions with Thermo Fisher’s CEO, including discussions that took place just prior to the meeting. Management noted that Thermo Fisher’s CEO, financial advisor and legal advisor had all consistently indicated that Thermo Fisher would reserve all rights under the merger agreement, including in the event Affymetrix had not definitively rejected Origin’s proposal by April 1. References were made to the written communications Thermo Fisher had sent to the Board regarding the Origin proposal, and Thermo Fisher’s stance regarding its rights under the merger agreement.

Following discussion, the Board concluded that the March 22 Proposal could reasonably be expected to lead to, a “superior proposal” and that failure to engage with Origin on the March 22 Proposal could reasonably be expected to be inconsistent with the Board’s fiduciary duties under Delaware law. The Board authorized the Company to notify Thermo Fisher of its determination and, in accordance with the merger agreement, to engage in negotiations and discussions with Origin concerning the March 22 Proposal.

The Board determined that, in light of the Board’s determination to engage with Origin and in light of the need to make public disclosure of that fact, it would not be in the best interests of Affymetrix’ stockholders to hold the special meeting on March 24, as was previously scheduled. The Board authorized the Company to convene and adjourn the special meeting on March 24 without a vote on any proposal to be considered by Affymetrix stockholders at the special meeting and to reconvene the meeting on March 31.

Given the prior advance notice requirements under the merger agreement and the time of the Board’s determination, the public announcement thereof was made at the beginning of the business day on the East Coast. At approximately 9:15 a.m. (Eastern) on March 23, Affymetrix issued a press release announcing the Board’s determination regarding the March 22 Proposal and the adjournment of the special meeting to March 31. Shortly thereafter, Affymetrix sent a letter to Origin to inform Origin of the Board’s determination. The letter to Origin expressed Affymetrix’ full commitment to engage in negotiations with Origin, its representatives and financing sources regarding the terms of the March 22 Proposal as permitted under the merger agreement with Thermo Fisher. The letter also requested four key deliverables that Origin would need to provide in order for Affymetrix and the Board to evaluate adequately the March 22 Proposal, including a draft merger agreement, copies of financing commitments, a detailed plan for achieving necessary regulatory approvals and an executed copy of the confidentiality agreement provided therein. The letter requested these items as soon as possible and no later than 5:00 p.m. (Pacific) on the following day.

Representatives of Davis Polk also called Covington & Burling LLP, counsel to Origin, to express Affymetrix’ willingness and readiness to engage with Origin and highlight the compressed timeline in light of the scheduled special meeting on March 31. To that end, Davis Polk proposed a discussion between Origin and its principals, financing sources and legal and financial advisors and Affymetrix and its legal and financial advisors at 9:00 a.m. (Pacific) on March 23. Representatives from Davis Polk also indicated the need to have an agreed upon form of merger agreement and Affymetrix’ request for funds escrowed in a U.S. account by March 29, the date of the next scheduled Board meeting. Representatives of Covington responded with a phone call to indicate that they would get back to Davis Polk with a proposed time for an all-hands call. Representatives of Davis Polk asked whether Origin was working with a financial advisory firm. In response, the Covington representatives identified a financial advisory firm but did not have the name of the individual banker.

On March 23, Thermo Fisher sent the Board a letter noting its disagreement with the Board’s determination and its view that the Origin proposal did not constitute a bona fide acquisition proposal as required under the merger agreement in order to engage with a third party. Thermo Fisher also reiterated the view that its CEO and advisors had previously conveyed orally to Affymetrix and its advisors: that under the merger agreement, Affymetrix must finally and definitively recommend against Origin’s proposal on or before April 1, 2016. Thermo Fisher issued a press release as well, publicly expressing its views, and stated that Thermo Fisher, in the event that it determined that Affymetrix had made an adverse recommendation change or had not complied with the terms of the merger agreement, would not hesitate to exercise its rights under the merger agreement, including terminating the agreement and claiming the $55.0 million termination fee.

Later on March 23, Affymetrix issued a second press release announcing Affymetrix’ engagement with Origin and the request for key deliverables from Origin and its financing sources referenced in the letter sent to Origin that morning.

By evening, with no organizational call yet having been scheduled between Affymetrix and its advisors and Origin and its advisors, Dr. Witney reached out directly to Mr. Zhou, one of the principals of Origin, to reiterate the need for a prompt call with both parties and their respective advisors. He indicated that Affymetrix would like to have a proposed fully negotiated contract and the full purchase price and termination fee due to Thermo Fisher in a U.S. escrow account by the close of business on Monday, March 28. Morgan Stanley contacted Mr. Zhou to make the same request and it was eventually agreed that an all-hands call would be scheduled for 6:30 p.m. on March 24.

Over the course of March 23 and March 24, representatives of Davis Polk and Covington negotiated a confidentiality agreement, which was eventually signed in the evening on March 24.

Shortly after 5:00 p.m. (Pacific) on March 24, Origin sent Affymetrix a draft merger agreement and other draft transaction documents. The draft merger agreement terms reflected:

•	merger consideration of $17.00 per share of Affymetrix common stock;

•	Origin’s agreement to pay the $55.0 million termination fee that would be payable to Thermo Fisher pursuant to the Thermo Fisher merger agreement at signing of a merger agreement between Origin and Affymetrix;

•	financing provided by third parties in China, with Origin agreeing to use reasonable best efforts to obtain financing, however all financing would be subject to approval by regulators in China;

•	a reverse termination fee of $100.0 million, backstopped by a letter of credit, if Origin materially breached its covenants to obtain financing;

•	closing would be conditioned upon obtaining CFIUS approval;

•	a “hell or high water” commitment by Origin to obtain all required approvals, but the reverse termination fee would not be payable if CFIUS failed to approve the deal;

•	a drop-dead date of six months from signing, or eight months if necessary to obtain antitrust or CFIUS approvals; and

•	an increased termination fee of $75.0 million (as compared to the $55.0 million termination fee under the merger agreement with Thermo Fisher).

Other terms were substantially similar to the Thermo Fisher agreement.

Prior to the call, Morgan Stanley representatives circulated to Origin an agenda and a detailed list of reverse due diligence questions and confirmations regarding creditworthiness, location of funds, financing and sources of capital, ability to enforce the financing arrangements, regulatory clearances, timing for closing and related prerequisites, employee matters and corporate organization.

At the appointed time that evening, representatives of Affymetrix, Morgan Stanley, Davis Polk, Origin, SummitView, Lazard (financial advisor to Origin), Needham & Co. (financial advisor to SummitView) and Covington convened an all-hands call. The Lazard firm had not been previously identified as Origin’s financial advisor in prior communications with Origin or Covington, nor had Needham been previously identified as having a role in the Origin proposal.

Dr. Witney began the all-hands call by indicating that he and the Affymetrix management team continued to stand ready to engage with Origin on its proposal. Dr. Witney also indicated that the Board would meet on Tuesday of the following week to review the more detailed terms of the March 22 Proposal and consider certainty, timing and other aspects of a potential transaction with Origin. He reiterated that, in order for the Board to make a determination at its March 29 meeting, the following would need to be completed by the close of business on March 28: completion of due diligence by both sides, the merger agreement must be a fully negotiated and the full purchase price and termination fee due to Thermo Fisher pursuant to the merger agreement must be deposited in a U.S. escrow account.

Representatives of Morgan Stanley discussed the fact that the Board would be evaluating the more certain Thermo Fisher merger against the risks of initiating and consummating a potential transaction with Origin. They emphasized the need for Affymetrix to evaluate the certainty and timing aspects of a potential Origin merger, particularly with respect to CFIUS approval, PRC regulatory approvals, and the ability to enforce financing commitments in China. Representatives of Origin were then invited to summarize the documents sent shortly before the meeting, describe required regulatory approvals, and address the location of funds and projected timing for closing. Representatives of Covington described the proposed financing arrangements, terms of the proposed merger agreement with Origin and deal structure. The deal structure contemplated debt and equity commitments from Chinese funds as well as several entities to be formed in the Cayman Islands. Mr. Zhou addressed questions associated with the financing and location of funds. Morgan Stanley emphasized the need for a response to the reverse due diligence questions that had been sent to Origin before the call.

On March 25, Affymetrix provided Origin and its advisors with access to diligence materials in an electronic data room. Affymetrix also provided Origin with a markup of its proposed merger agreement. The proposed Affymetrix revisions included, among other things, a reverse termination fee equal to an amount of the aggregate difference between $17.00 per share and the estimated price where Affymetrix common stock would trade in the absence of the proposed transactions, which amount would need to be funded in a U.S. escrow account at signing along with the termination fee payable to Thermo Fisher pursuant to the merger agreement. The reverse termination fee would be payable if Origin’s financing were unavailable or CFIUS or other necessary regulatory approvals were not obtained.

Additionally, on March 25, representatives of Morgan Stanley and Lazard discussed, among other things, the timing of the proposed transaction with Origin, the background and history of Lazard’s relationship with Origin and Centrillion Technology Holdings Corp., an affiliate of Origin, the inherent risks associated with pursuing Origin’s proposal versus the more certain merger with Thermo Fisher, and the amount of the reverse termination fee and Affymetrix’ position that such fee should be based on the difference between $17.00 and the estimated price where Affymetrix common stock would trade in the absence of the proposed transactions, in order to make Affymetrix stockholders whole in the event that Origin did not complete its proposed transaction. Depending on assumptions, this would mean a reverse termination fee that could range from a few hundred million dollars to one billion dollars. Lazard acknowledged that the premium inherent in the Thermo Fisher merger was essentially certain and that, in agreeing to allow the Thermo Fisher merger agreement to terminate and pursue instead a potential deal with Origin, Affymetrix stockholders would be taking on risk if the Origin deal was ultimately never consummated. However, Lazard indicated Origin’s position that the reverse termination fee remained at $100.0 million and that such amount constituted an appropriate and sufficient reverse termination fee under the circumstances.

Throughout March 26, Affymetrix responded to Origin’s various supplemental diligence requests.

Later on March 26, Origin sent Affymetrix a letter indicating that Origin was prepared to move forward only on the basis of Origin’s March 22 Proposal, that if the Board was not prepared to move forward on that basis, it should so state, and that Affymetrix’ demand for “more than $500 million in a U.S. escrow account” in advance of the March 29 Board meeting was unreasonable.

Representatives of Covington reached out to Davis Polk and communicated a message consistent with the letter. Other than the March 26 letter, Origin did not respond to the proposed revised terms of the merger agreement or provide any responses to Affymetrix’ reverse due diligence questions.

On March 26, representatives of Morgan Stanley and Lazard again discussed the amount of the reverse termination fee in connection with the Origin proposal. Lazard again indicated that Origin would not increase its proposed $100.0 million reverse termination fee, suggesting that movement in that amount (if any) would be small and not a multiple of $100.0 million. Morgan Stanley also indicated that while Affymetrix’ final position on the reverse termination fee would need to await the Board meeting scheduled for March 28, there were a number of outstanding reverse diligence questions for which Affymetrix and its advisors were awaiting information, and encouraged Lazard to provide as much information as possible as quickly as possible regarding them.

On March 27, representatives of Lazard notified representatives of Morgan Stanley that a markup of the draft merger agreement with Origin would be circulated that day, reiterated that the $100.0 million reverse termination fee would remain unchanged and notified Morgan Stanley that Origin’s responses to the material reverse diligence questions were contingent on Affymetrix’ prior agreement to the $100.0 million reverse termination fee amount. Additionally, in the course of that conversation Lazard made clear that Origin would not be in a position for several weeks to have funds deposited in an escrow account in the United States for the proposed $100.0 million reverse termination fee or the $55.0 million termination fee payable to Thermo Fisher pursuant to the merger agreement.

Late on March 27, Origin sent Affymetrix its proposed revisions to the draft merger agreement which, among other things, rejected Affymetrix’ request for the reverse termination fee to be funded in a U.S. escrow account and limited the reverse termination fee to $100.0 million. In addition, the draft merger agreement with Origin provided that the reverse termination fee would not be payable if CFIUS failed to approve a merger between Affymetrix and Origin even if Origin agreed to any conditions required by CFIUS.

On March 28, the Board met to discuss Origin’s letter of March 26. Representatives of Morgan Stanley, Davis Polk and Richards Layton attended the meeting. Representatives of Davis Polk updated the Board with respect to the discussions and negotiations of Affymetrix and its advisors with Origin and its advisors since March 23 and reviewed the current status of the draft merger agreement with Origin. In addition, representatives of Davis Polk reviewed with the Board the likelihood of obtaining CFIUS approval, the issues on which a CFIUS review might be expected to focus and how they could affect timing of closing a transaction with Origin. They also summarized the overall risks associated with a potential transaction with Origin. Morgan Stanley also provided the Board with its calculations of the aggregate differences in equity value between, on the one hand, Origin’s and, on the other hand, Thermo Fisher’s respective offers of $17.00 and $14.00 per share and assumed ranges of the price where Affymetrix common stock may trade in the absence of the proposed transactions.

Representatives of Davis Polk then discussed the legal standards applicable to Board conduct in the context of an unsolicited “acquisition proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations”) under Delaware law and the merger agreement with Thermo Fisher.

The Board then discussed in detail the terms of the March 22 Proposal, including in comparison to the terms of the merger agreement with Thermo Fisher, and reviewed the current status of the proposed merger agreement with Origin (including the likelihood of consummation of that transaction) in consultation with Affymetrix’ financial and legal advisors. The Board found the additional $3.00 per share offered in the March 22 Proposal, taken by itself, to be attractive. However, after Affymetrix management and the Company’s advisors had engaged with Origin, the Board found that the risks associated with initiating and consummating a potential transaction with Origin outweighed the potential benefit of the higher offer price from Origin.

The Board noted that, with respect to Origin, there were several material risks to consummating a potential transaction, including:

•	execution risk related to third-party financing,

•	the need to obtain approval by regulators in China to obtain third-party financing, including that the termination fee that would be payable to Thermo Fisher pursuant to the merger agreement would not be in an escrow account onshore in the United States for at least several weeks,

•	enforcement risk against financing sources in China that may not have significant assets in the United States,

•	the need to obtain CFIUS approval as a condition to closing, along with the related issue that no reverse termination fee would be paid to Affymetrix if CFIUS approval were not obtained except in circumstances involving Origin’s failure to comply with CFIUS conditions, and

•	the risk that in the interim Thermo Fisher, as indicated in its recent public statements and private communications, would attempt to terminate its existing merger agreement with Affymetrix, in which case Affymetrix stockholders would lose the premium inherent in the Thermo Fisher merger and Affymetrix’ negotiating position with Origin would be compromised. The Board considered that even assuming Thermo Fisher’s purported termination would be invalid under the merger agreement, Affymetrix could be forced to resort to protracted litigation to enforce its position.

Further, in consultation with its financial and legal advisors, the Board determined that the $100 million reverse termination fee in the March 22 Proposal that would be Affymetrix’ sole and exclusive remedy against Origin in the event of a financing failure was inadequate when weighed against the material risk of Affymetrix stockholders losing the premium present in the approximately $1.5 billion equity value of the Thermo Fisher merger without any reasonable certainty of achieving the incremental premium proposed to be paid in a potential transaction with Origin.

After evaluating these various considerations on a risk-weighted basis, the Board concluded that, as compared to the terms of the transaction being proposed by Origin, the merger agreement with Thermo Fisher constituted the highest value proposition reasonably available to Affymetrix’ stockholders. The Board determined that the March 22 Proposal does not constitute a “superior proposal” and that, based on the discussions with Origin and due diligence provided, it could not conclude that the March 22 Proposal could reasonably be expected to lead to a “superior proposal” and accordingly recommended against the March 22 Proposal.

The Affymetrix Board reiterates its recommendation in support of Affymetrix’ merger with Thermo Fisher and recommends against the proposal from Origin.

(3) Supplement to “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger”

The following disclosure supplements and is to be inserted after the sixth bullet of the second paragraph under the heading “The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” on page 24 of the proxy statement.

•	Origin Proposal. After the Board’s determination on March 22 that the proposal made by Origin could reasonably be expected to lead to a “superior proposal,” Affymetrix and its advisors devoted extensive time and resources to negotiate and discuss Origin’s proposal with Origin and its advisors. After receiving the reports of its financial and legal advisors regarding these discussions, on March 28 the Board met to discuss Origin’s March 26 letter and to evaluate the terms of Origin’s proposal on a risk-weighted basis. The Board found the $3.00 per share premium in Origin’s proposal, if it could be obtained, to be attractive. However, the Board concluded that after management and the Company’s advisors had engaged in discussions and negotiations with Origin, the significant financing, timing, regulatory and other risks to consummating a transaction with Origin outweighed the potential higher amount from Origin. On the basis of this determination, the Board determined that Origin’s March 22 Proposal did not constitute a “superior proposal” and could not reasonably be expected to lead to a “superior proposal.”

By Order of the Board of Directors,

/s/ Siang Chin
Siang Chin
Senior Vice President, General Counsel and Secretary
Santa Clara, California
March 29, 2016